EXHIBIT 4.3

FORM OF COMMON SHARE PURCHASE WARRANT

[________] shares of Common Shares

WARRANT FOR THE PURCHASE OF
COMMON SHARES
OF
CLEARLY CANADIAN BEVERAGE CORPORATION

(A British Columbia corporation)

     FOR VALUE RECEIVED, Clearly Canadian Beverage Corporation. ("Company"), hereby certifies that [_____________________________________________ ] or his registered assigns ("Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing on [________________] and expiring on [________________], of the Company’s Common Shares ("Common Shares"), at a purchase price of USD $[____] per share. The number of Common Shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Exercise Price," respectively.

1. Exercise

     1.1 Procedure for Exercise. This Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto duly executed by such Holder) at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States of America, of an amount equal to the then applicable Exercise Price multiplied by the number of Warrant Shares then being purchased upon such exercise.

     1.2 Date of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

     1.3 Issuance of Certificate. As soon as practicable after each exercise of the purchase right represented by this Warrant, the Company at its expense shall cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, to such other individual or entity as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

     (1) a certificate or certificates for the number of full shares of Warrant Shares to which such Holder shall be entitled upon such exercise (subject to Section 3 hereof), and

     (2) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of Warrant Shares currently stated on the face of this Warrant, subject to adjustment further to the provisions of Section 2 hereof, minus the number of Warrant Shares purchased by the Holder upon such exercise as provided in subsection 1.1 above.

2. Adjustments.

     2.1 Split, Subdivision or Combination of Shares. If the outstanding Common Shares at any time while this Warrant remains outstanding and unexpired shall be subdivided or split into a greater number of shares, or a dividend in Common Shares shall be paid in respect of Common Shares, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend (as the case may be), shall be proportionately decreased. If the outstanding Common Shares shall be combined or reverse-split into a smaller number of shares, the Exercise Price in effect immediately prior to such combination or reverse split shall, simultaneously with the effectiveness of such combination or reverse split, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of shares of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment.

     2.2 Reclassification Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Shares (other than a change in par value or a subdivision or combination as provided for in subsection 2.1 above), or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of the Common Shares), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that the Holder of this Warrant shall have the right thereafter to receive upon the exercise hereof, the kind and amount of shares or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, such Holder had held the number of Common Shares which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder of this Warrant such that the provisions set forth in this Section 2 (including provisions with respect to the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant.

     2.3 Price Adjustment. No adjustment in the per share Exercise Price shall be required unless such adjustment would require an increase or decrease in the Exercise Price of at least $0.01; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

     2.4 Time Adjustment. The Company reserves the right to extend the expiration of the Warrant exercise period for any reason, including but not limited to, the financial condition of the Company and financial market conditions beyond the control of the Company.

     2.5 No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of the Holder of this Warrant to adjustments in the Exercise Price.

     2.6 Notice of Adjustment. Upon any adjustment of the Exercise Price or extension of the expiration of the Warrant exercise period, the Company shall forthwith give written notice thereto to the Holder of this Warrant describing the event requiring the adjustment, stating the adjusted Exercise Price and the adjusted number of shares purchasable upon the exercise hereof resulting from such event, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3. Fractional Shares. The Company shall not be required to issue fractions of Common Shares upon exercise. If any fractions of a share would, but for this Section 3, be issuable upon any exercise, in lieu of such fractional share the Company shall round up or down to the nearest whole number.

4. Notices of Record Date. In case: (i) the Company shall take a record of the holders of its Common Shares (or other shares or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or (ii) of any capital reorganization of the

Company, any reclassification of the capital shares of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Shares (or such other shares or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their Common Shares (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) calendar days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

5. Reservation of Shares. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such Common Shares and other shares, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants and agrees that all Common Shares delivered upon exercise of this Warrant shall, upon delivery and payment therefor, be duly and validly authorized and issued, fully-paid and non-assessable, and free from all stamp taxes, liens, and charges with respect to the purchase thereof

6. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

7. Transfers, etc.

     7.1 Warrant Register. The Company will maintain a register containing the names and addresses of the Holders of this Warrant. Any Holder may change its, his or her address as shown on the warrant register by written notice to the Company requesting such change.

     7.2 Holder. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

8. No Rights as Stockholder. Until the exercise of this Warrant, the Holder of this Warrant shall not, in respect of this Warrant, have or exercise any rights by virtue hereof as a stockholder of the Company.

9. Successors. The rights and obligations of the parties to this Warrant will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, pledgees, transferees and purchasers. Without limiting the foregoing, the registration rights set forth in this Warrant shall inure to the benefit of the Holder and all the Holder’s successors, heirs, pledgees, assignees, transferees and purchasers of this Warrant and the Warrant Shares.

10. Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

11. Survival. The various rights and obligations of the Holder hereof as set forth herein shall survive the exercise of the Warrant Shares represented hereby and the surrender of this Warrant.

12. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of British Columbia as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

14. Notices. All notices required or permitted hereunder (except payment) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent:

to the Company at:
Clearly Canadian Beverage Corporation
2267 West 10th Avenue
Vancouver, British Columbia
V6K 2J1

to the Holder, at:

[________________]
[________________]
[________________]

or at such other address as the Company or the Holder may designate from time to time by written notice to the other parties hereto.

CLEARLY CANADIAN BEVERAGE CORPORATION

By: ____________________________________
Name: __________________________________
Title:___________________________________

NOTICE OF EXERCISE

TO: Clearly Canadian Beverage Corporation

     1. The undersigned hereby elects to purchase ________ Common Shares of Clearly Canadian Beverage Corporation pursuant to terms of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full, together with all applicable transfer taxes, if any.

     2. Please issue a certificate or certificates representing said Common Shares in the name of the undersigned or in such other name as is specified below:

     3. The undersigned represents that it will sell the shares of Common Shares pursuant to (i) an effective Registration Statement under the Securities Act of 1933, as amended, or an exemption from registration thereunder; and (ii) Canadian securities laws and regulations.

Witness:

(Name)

(Address)

(Print Name of Holder)

Signature: _________________________________________________

Title: _____________________________________________________

Date: _____________________________________________________